As filed with the Securities and Exchange Commission on October 29, 2012

Registration No. 333-55290

Registration No. 333-141944

Registration No. 333-168045

Registration No. 333-176757

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-55290

FORM S-8 REGISTRATION STATEMENT NO. 333-141944

FORM S-8 REGISTRATION STATEMENT NO. 333-168045

FORM S-8 REGISTRATION STATEMENT NO. 333-176757

UNDER THE SECURITIES ACT OF 1933

Peet’s Coffee & Tea, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-0863396
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1400 Park Avenue

Emeryville, CA 94608-3520

(Address of Principal Executive Offices)

(510) 594-2100

(Registrant’s telephone number, including area code)

2010 EQUITY INCENTIVE PLAN

2000 EQUITY INCENTIVE Plan

2000 Employee Stock purchase plan

2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

1997 EQUITY INCENTIVE PLAN

1994 CALIFORNIA STOCK OPTION PLAN

1993 STOCK OPTION PLAN

(Full Title of the Plans)

Patrick J. O’Dea

President and Chief Executive Officer

Peet’s Coffee & Tea, Inc.

1400 Park Avenue

Emeryville, CA 94608-3520

(510) 594-2100

(Name, address, and telephone number, including area code, of Agent for Service)

 Copies to:

Paul T. Schnell, Esq.

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-2000

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Peet’s Coffee & Tea, Inc. (the “Registrant”):

•	Registration Statement No. 333-55290, filed with the SEC on February 9, 2001, pertaining to the registration of (i) 2,200,000 shares of the common stock of the Registrant issuable under the Registrant’s 2000 Equity Incentive Plan, (ii) 800,000 shares of the Registrant’s common stock issuable under its 2000 Employee Stock Purchase Plan, (iii) 510,000 shares of the Registrant’s common stock issuable under its 2000 Non-Employee Directors’ Stock Option Plan, (iv) 1,276,900 shares of the Registrant’s common stock issuable under its 1997 Equity Incentive Plan, (v) 309,278 shares of the Registrant’s common stock issuable under its 1994 California Stock Option Plan and (vi) 6,000 shares of the Registrant’s common stock issuable under its 1993 Stock Option Plan.

•	Registration Statement No. 333-141944, filed with the SEC on April 6, 2007, pertaining to the registration of (i) 3,300,000 shares of the common stock of the Registrant issuable under the Registrant’s 2000 Equity Incentive Plan, (ii) 915,000 shares of the Registrant’s common stock issuable under its 2000 Employee Stock Purchase Plan and (iii) 300,000 shares of the Registrant’s common stock issuable under its 2000 Non-Employee Directors’ Stock Option Plan.

•	Registration Statement No. 333-168045, filed with the SEC on July 9, 2010, pertaining to the registration of (i) 2,965,436 shares of the common stock of the Registrant issuable under the Registrant’s 2010 Equity Incentive Plan (the successor to Registrant’s 2000 Equity Incentive Plan) and (ii) 244,146 shares of the Registrant’s common stock issuable under its 2000 Employee Stock Purchase Plan.

•	Registration Statement No. 333-176757, filed with the SEC on September 9, 2011, pertaining to the registration of 750,000 shares of the common stock of the Registrant issuable under the Registrant’s 2010 Equity Incentive Plan.

 On October 29, 2012, Panther Merger Co. (“Merger Sub”), an affiliate of JAB Holdings BV (“JAB”), merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of July 21, 2012, among the Registrant, JAB and Merger Sub (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger (the “Effective Time”), each share of the Registrant’s common stock issued and outstanding immediately prior to the Effective Time (other than shares held by (i) JAB, Merger Sub or any other affiliate of JAB that is directly or indirectly wholly owned by the ultimate parent of JAB, (ii) the Registrant or any of its wholly-owned subsidiaries, and (iii) the Registrant’s shareholders who properly perfect their dissenters’ rights under Washington law), was converted into the right to receive $73.50 in cash.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statements to deregister all the shares of the Registrant’s common stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on October 29, 2012.

Peet’s Coffee & Tea, Inc.

/s/ Patrick J. O’Dea
By:	Patrick J. O’Dea
President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Patrick J. O’Dea Patrick J. O’Dea	President and Chief Executive Officer (Principal Executive Officer)	October 29, 2012
/s/ Thomas P. Cawley Thomas P. Cawley	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 29, 2012
/s/ Joachim Creus Joachim Creus	Director	October 29, 2012
/s/ David Bell David Bell	Director	October 29, 2012
/s/ Axel Bhat Axel Bhat	Director	October 29, 2012

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